Exhibit (d)(14)

FINANCIAL INVESTORS TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT

RiverFront Funds

This Amendment, dated as of August 3, 2018 (this “Amendment”), is to the Sub-Advisory Agreement dated May 31, 2018 (the “Agreement”) by and among ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation, Financial Investors Trust (the “Trust”), a Delaware statutory trust, on behalf of the funds listed in Appendix A to the Agreement, each a series of the Trust, and RiverFront Investment Group, LLC (the “Sub-Adviser”), a Delaware limited liability company.

WHEREAS, the Investment Adviser, the Trust and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ADVISORS, INC.			RIVERFRONT INVESTMENT GROUP, LLC

By:	/s/ Edmund J. Burke		By:	Karrie Southall
	Name:	Edmund J. Burke		Name:	Karrie Southall
	Title:	President		Title:	COO

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
	Name:	Edmund J. Burke
	Title:	President

Exhibit (d)(14)

Appendix A

Fund Name	Effective Date
RiverFront Asset Allocation Aggressive	May 31, 2018
RiverFront Asset Allocation Growth	August 3, 2018
RiverFront Asset Allocation Growth & Income	August 3, 2018
RiverFront Asset Allocation Moderate	August 3, 2018
RiverFront Asset Allocation Income & Growth	August 3, 2018